EXHIBIT (H)(7)

               AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

      This Amendment, dated as of the 1st day of January, 2003, between Kobren Insight Funds (the "Fund") and PFPC Inc. (f/k/a First Data Investor Services Group, Inc.) ("PFPC"), amends the Transfer Agency and Services Agreement, dated as of the 15th day of November, 1996, between the Fund and PFPC, as amended (the "Agreement").

      WHEREAS, pursuant to the terms of the Agreement, PFPC acts as transfer agent and dividend disbursing agent for the Fund; and

      WHEREAS, the Fund and PFPC desire that PFPC's parent corporation, PFPC Trust Company become the custodian for Retirement Plans (as defined below) sponsored by the Fund, and that PFPC Inc. begin performing additional services in connection therewith;

      NOW, THEREFORE, in consideration the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

1. The following is hereby effectively added to the Agreement immediately after Section 3.4 thereof as Section 3.5:

            "3.5  (a)   In connection with the individual  retirement  accounts,
                        simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans" or "Retirement Plans") within the meaning of Section 408 of the Internal
                        Revenue Code of 1986, as amended (the "Code") sponsored by the Fund for which contributions of the Fund's shareholders (the "Participants") are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

                        (i) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

                  (ii)  Record method of distribution requested and/or made;

                  (iii) Receive and process  designation  of  beneficiary  forms requests;

                  (iv) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

                  (v) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an

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                        annual fair market value  report,  Forms 1099R and 5498;
                        and  file  same  with  the  IRS  and  provide   same  to
                        Participant/Beneficiary, as applicable; and

                  (vi)  Perform   applicable   federal   withholding   and  send
                        Participants/Beneficiaries   an  annual   TEFRA   notice
                        regarding required federal tax withholding.

            (b) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

            (c) With respect to IRA Plans, PFPC shall provide the Fund with the associated IRA Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

2. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement.

3. The parties hereby acknowledge that fees for the services described above are already included in the existing fee schedule, as supplemented by Schedule A to this Amendment. The parties further acknowledge that each party is receiving sufficient consideration for this Amendment.

4. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 31 day of December, 2002.

KOBREN INSIGHT FUNDS                    PFPC INC.


   /S/ ERIC GODES                       /S/ JAMES W. PASMAN
--------------------------------        ----------------------------------
By:    Eric Godes                       By:    James W. Pasman
Title: Managing Director                Title: Sr. Vice President/Managing
                                        Director

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                                   SCHEDULE A

Annual fees will be waived for the following routine IRS plan documents form types provided to the Fund:

o     IRA - Traditional (includes SEP)

o     IRA - Roth

o     IRA - Simple

o     Coverdell ESA (formerly known as the Education IRA)

Annual fees for non-standard IRA forms, such as Non ERISA 403(b)(7), Money Purchase, Profit Sharing, and EZK will be charged back to the Fund at a mutually agreed upon price.